COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS BASIC S&P 500 STOCK INDEX FUND AND THE
STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX


EXHIBIT A:

               DREYFUS     STANDARD
                BASIC     & POOR'S 500
               S&P 500     COMPOSITE
  PERIOD        STOCK        STOCK
             INDEX FUND  PRICE INDEX *

  9/30/93         10,000        10,000
 10/31/93         10,230        10,207
 10/31/94         10,588        10,601
 10/31/95         13,314        13,401
 10/31/96         16,480        16,628
 10/31/97         21,732        21,964

* Source: Lipper Analytical Services, Inc.